This filing is made pursuant to Rule 424(b)(5) under the Securities Act of 1933 in connection with Registration No. 333-222676.

This Preliminary Pricing Supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this Preliminary Pricing Supplement is not complete and may be changed. This Preliminary Pricing Supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Subject to completion dated January 6, 2021.

PRELIMINARY PRICING SUPPLEMENT

(To Prospectus dated January 24, 2018 and

Prospectus Supplement dated January 25, 2018)

$

$           Floating Rate Medium-Term Notes, Series B due            , 2024

$             % Medium-Term Notes, Series B due                , 2024

$             % Medium-Term Notes, Series B due                , 2026

$             % Medium-Term Notes, Series B due                , 2031

We are offering (i) $       aggregate principal amount of Floating Rate Medium-Term Notes, Series B due       , 2024 (the “Floating Rate Notes”), (ii) $       aggregate principal amount of        % Medium-Term Notes, Series B due       , 2024 (the “2024 Fixed Rate Notes”), (iii) $       aggregate principal amount of        % Medium-Term Notes, Series B due       , 2026 (the “2026 Fixed Rate Notes”) and (iv) $        aggregate principal amount of        % Medium-Term Notes, Series B due        , 2031 (the “2031 Fixed Rate Notes” and, together with the Floating Rate Notes, the 2024 Fixed Rate Notes and the 2026 Fixed Rate Notes, the “Notes”). The Notes will be our general unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. We will pay interest on the Floating Rate Notes on         ,         ,         and         of each year and on the maturity date. We will pay interest on the 2024 Fixed Rate Notes on         and         of each year and on the maturity date. We will pay interest on the 2026 Fixed Rate Notes on         and         of each year and on the maturity date. We will pay interest on the 2031 Fixed Rate Notes on        and         of each year and on the maturity date. The first such payment on the Floating Rate Notes will be on          , 2021, the first such payment on the 2024 Fixed Rate Notes will be on          , 2021, the first such payment on the 2026 Fixed Rate Notes will be on          , 2021 and the first such payment on the 2031 Fixed Rate Notes will be on        , 2021. The Floating Rate Notes and the 2024 Fixed Rate Notes will not be redeemable before their maturity. We may redeem some or all of the 2026 Fixed Rate Notes and the 2031 Fixed Rate Notes at any time at our option at the applicable redemption prices set forth in this pricing supplement under “Description of the Notes—Optional Redemption.”

Investing in the Notes involves a number of risks. See the risks described in “Risk Factors” on page PS-1 of this pricing supplement and page S-3 of the accompanying prospectus supplement.

	Floating Rate Notes		2024 Fixed Rate Notes		2026 Fixed Rate Notes		2031 Fixed Rate Notes
	Per Note	Total	Per Note	Total	Per Note	Total	Per Note	Total
Public offering price(1)	%	$	%	$	%	$	%	$
Underwriting discount	%	$	%	$	%	$	%	$
Proceeds, before expenses, to the Company	%	$	%	$	%	$	%	$

________

(1) Plus accrued interest, if any, from January , 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about January , 2021.

Joint Book-Running Managers

BNP PARIBAS	Citigroup	ING	Morgan Stanley	SMBC Nikko

The date of this pricing supplement is January       , 2021.

We have not, and the underwriters have not, authorized any person to provide you any information other than that contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by the Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of the Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of the Prospectus Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the PRIIPs Regulation. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the EUWA or have been implemented in UK domestic law, as appropriate.

This pricing supplement and the accompanying prospectus supplement and prospectus are for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This pricing supplement and the accompanying prospectus supplement and prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing supplement and the accompanying prospectus supplement and prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

In this pricing supplement, the “Company,” “TMCC,” “we,” “us” and “our” refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all of the Notes offered under this pricing supplement. Capitalized terms used in this pricing supplement which are not defined in this pricing supplement and are defined in the accompanying prospectus supplement shall have the meanings assigned to them in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes involves risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the Notes and to determine whether the Notes are a suitable investment for you. The Notes may not be a suitable investment for you if you are unsophisticated about debt securities. You should carefully consider the risk factors discussed below and the risks described under “Risk Factors” starting on page S-3 of the accompanying prospectus supplement and in the documents incorporated by reference into the accompanying prospectus, as well as the other information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus, before investing in the Notes.

Risks Related to the Floating Rate Notes

The Secured Overnight Financing Rate published daily by the New York Federal Reserve has a limited history; the future performance of the Secured Overnight Financing Rate cannot be predicted based on the historical performance of the Secured Overnight Financing Rate.

You should note that publication of the Secured Overnight Financing Rate (as defined under “Description of the Notes”) began on April 3, 2018 and it therefore has a limited history. In addition, the future performance of the Secured Overnight Financing Rate cannot be predicted based on the limited historical performance. The level of the Secured Overnight Financing Rate during the term of the Floating Rate Notes may bear little or no relation to the historical level of the Secured Overnight Financing Rate. Prior observed patterns, if any, in the behavior of market variables and their relation to the Secured Overnight Financing Rate, such as correlations, may change in the future. While some pre-publication historical data have been released by the New York Federal Reserve (as defined under “Description of the Notes”), such analysis inherently involves assumptions, estimates and approximations. The future performance of the Secured Overnight Financing Rate is impossible to predict and therefore no future performance of the Secured Overnight Financing Rate or the Floating Rate Notes may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Secured Overnight Financing Rate or the Floating Rate Notes. Changes in the levels of the Secured Overnight Financing Rate will affect the Interest Rate Basis (as defined under “Description of the Notes”) and, therefore, the return on the Floating Rate Notes and the trading price of the Floating Rate Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the Interest Rate Basis or the Secured Overnight Financing Rate will be positive.

Any failure of the Secured Overnight Financing Rate to gain market acceptance could adversely affect the Floating Rate Notes.

The Secured Overnight Financing Rate may fail to gain market acceptance. The Secured Overnight Financing Rate was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement (repo) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider the Secured Overnight Financing Rate to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of the Secured Overnight Financing Rate. Any failure of the Secured Overnight Financing Rate to gain market acceptance could adversely affect the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

The interest rate on the Floating Rate Notes is based on Compounded SOFR and the SOFR Index, both of which are relatively new in the marketplace.

For each Interest Period (as defined under “Description of the Notes”), the interest rate on the Floating Rate Notes is based on Compounded SOFR, which is calculated according to the specific formula described under “Description of the Notes—Additional Terms of the Floating Rate Notes” using the SOFR Index published by the New York Federal Reserve, and not by using the Secured Overnight Financing Rate published on or in respect of a particular date during such Interest Period or an arithmetic average of the Secured Overnight Financing Rates during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any Interest Period will not necessarily be the same as the interest rate on other Secured Overnight Financing Rate-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the Secured Overnight Financing Rate in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the Interest Payment Date for such Interest Period.

In addition, a more limited market precedent exists for securities that use the Secured Overnight Financing Rate as the interest rate and the method for calculating an interest rate based upon the Secured Overnight Financing Rate in those precedents varies. In addition, the New York Federal Reserve only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for Compounded SOFR used in the Floating Rate Notes may not be widely adopted by other market participants, if at all. You should carefully review the specific formula for Compounded SOFR used in the Floating Rate Notes before making an investment in the Floating Rate Notes. Furthermore, Compounded SOFR as used with respect to the Floating Rate Notes is a different interest rate basis than the Secured Overnight Financing Rate-linked indices used in certain of our previously issued securities. If the market adopts a different calculation method than used in the Floating Rate Notes, that would likely adversely affect the market value of the Floating Rate Notes. For additional information regarding the SOFR Index, see “Secured Overnight Financing Rate and SOFR Index—SOFR Index” below.

The total amount of interest payable on Compounded SOFR Notes with respect to a particular Interest Period will only be capable of being determined near the end of the relevant Interest Period.

Compounded SOFR applicable to a particular Interest Period and therefore, the total amount of interest payable with respect to such Interest Period will be determined on the Interest Determination Date (as defined under “Description of the Notes”) for such Interest Period. Because each such date is near the end of such Interest Period, you will not know the total amount of interest payable with respect to a particular Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the total amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.

The composition and characteristics of the Secured Overnight Financing Rate may be more volatile and are not the same as those of LIBOR. There is no guarantee that the Secured Overnight Financing Rate is a comparable substitute for LIBOR.

In June 2017, the New York Federal Reserve’s Alternative Reference Rates Committee (the “ARRC”) announced the Secured Overnight Financing Rate as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of the Secured Overnight Financing Rate are not the same as those of LIBOR. The Secured Overnight Financing Rate is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that the Secured Overnight Financing Rate is fundamentally different from LIBOR for two key reasons. First, the Secured Overnight Financing Rate is a secured rate, while LIBOR is an unsecured rate. Second, the Secured Overnight Financing Rate is an overnight rate, while LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that the Secured Overnight Financing Rate will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of the Secured Overnight Financing Rate began on April 3, 2018, daily changes in the Secured Overnight Financing Rate have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. The return on and value of the Floating Rate Notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of the Secured Overnight Financing Rate has reflected the underlying volatility of the overnight U.S. Treasury repo market. The New York Federal Reserve has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the New York Federal Reserve will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Floating Rate Notes. For additional information regarding the Secured Overnight Financing Rate, see “Secured Overnight Financing Rate and SOFR Index—Secured Overnight Financing Rate” below.

The secondary trading market for notes linked to the Secured Overnight Financing Rate may be limited.

The Floating Rate Notes will not have an established trading market when issued. Since the Secured Overnight Financing Rate is a relatively new market rate, an established trading market may never develop or may not be very liquid. Market terms for debt securities that are linked to the Secured Overnight Financing Rate (such as the Floating Rate Notes) such as the Floating Rate Spread (as defined under “Description of the Notes”) may evolve over time and, as a result, trading prices of the Floating Rate Notes may be lower than those of later-issued debt securities that are linked to the Secured Overnight Financing Rate. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in debt securities that are similar to the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than that of debt securities that are linked to rates that are more widely used. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the Floating Rate Notes in the secondary market will have to make assumptions as to the future performance of the Secured Overnight Financing Rate during the applicable Interest Period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

The administrator of the Secured Overnight Financing Rate may make changes that could change the value of the Secured Overnight Financing Rate or discontinue the Secured Overnight Financing Rate and has no obligation to consider your interests in doing so.

The New York Federal Reserve, as administrator of the Secured Overnight Financing Rate, may make methodological or other changes that could change the value of the Secured Overnight Financing Rate, including changes related to the method by which the Secured Overnight Financing Rate is calculated, eligibility criteria applicable to the transactions used to calculate the Secured Overnight Financing Rate, or timing related to the publication of the Secured Overnight Financing Rate. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Floating Rate Notes, which may adversely affect the trading prices of the Floating Rate Notes. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the Secured Overnight Financing Rate (in which case a fallback method of determining the interest rate on the Floating Rate Notes as further described under “Description of the Notes—Effect of a Benchmark Transition Event” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the Secured Overnight Financing Rate.

The SOFR Index may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.

The SOFR Index is published by the New York Federal Reserve based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which the Secured Overnight Financing Rate is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Notes and the trading prices of the Floating Rate Notes. In addition, the New York Federal Reserve may withdraw, modify or amend the published SOFR Index or Secured Overnight Financing Rate data in its sole discretion and without notice. With respect to the Floating Rate Notes, the interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or Secured Overnight Financing Rate data that the New York Federal Reserve may publish after the interest rate for that Interest Period has been determined.

If the Secured Overnight Financing Rate is discontinued, the Floating Rate Notes will bear interest by reference to a different base rate, which could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes; there is no guarantee that any replacement base rate will be a comparable substitute for the Secured Overnight Financing Rate.

Under certain circumstances, the interest rate on the Floating Rate Notes will no longer be determined by reference to the Secured Overnight Financing Rate, but instead will be determined by reference to a different rate, which will be a different Benchmark than the Secured Overnight Financing Rate plus a spread adjustment, which is referred to as a “Benchmark Replacement” and a “Benchmark Replacement Adjustment,” respectively.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA (as defined under “Description of the Notes”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the Floating Rate Notes expressly authorize us or our designee to make Benchmark Replacement

Conforming Changes with respect to, among other things, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Notes in connection with a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the Secured Overnight Financing Rate, the Benchmark Replacement will not be the economic equivalent of the Secured Overnight Financing Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as the Secured Overnight Financing Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for the Secured Overnight Financing Rate (each of which means that a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Notes, (iii) the Benchmark Replacement may have a more limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for the notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

We or our designee will have authority to make determinations, elections, calculations and adjustments that could affect the value of and your return on the Floating Rate Notes.

We or our designee will make determinations, decisions, elections, calculations and adjustments with respect to the Floating Rate Notes as set forth under “Description of the Notes” below that may adversely affect the value of and your return on the Floating Rate Notes. In addition, we or our designee may determine the Benchmark Replacement and the Benchmark Replacement Adjustment and can apply any Benchmark Replacement Conforming Changes deemed reasonably necessary to adopt the Benchmark Replacement. Although we or our designee will exercise judgment in good faith when performing such functions, potential conflicts of interest may exist between us or our designee and you. All determinations, decisions and elections by us or our designee are in our or the designee’s sole discretion and will be conclusive for all purposes and binding on us and holders of the Floating Rate Notes absent manifest error. Further, notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, all determinations, decisions and elections by us or our designee will become effective without consent from the holders of the Floating Rate Notes or any other party. In making the determinations, decisions and elections noted under “Description of the Notes—Effect of a Benchmark Transition Event” below, we or our designee may have economic interests that are adverse to your interests, and such determinations, decisions, elections, calculations and adjustments may adversely affect the value of and your return on the Floating Rate Notes. Because the Benchmark Replacement is uncertain, we or our designee are likely to exercise more discretion in respect of calculating interest payable on the Floating Rate Notes than would be the case in the absence of a Benchmark Transition Event and its related Benchmark Replacement Date. These potentially subjective determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

SECURED OVERNIGHT FINANCING RATE AND SOFR INDEX

Secured Overnight Financing Rate

The Secured Overnight Financing Rate is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that the Secured Overnight Financing Rate includes all trades in the Broad General Collateral Rate (as defined by the New York Federal Reserve), plus bilateral Treasury repo transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust Company, New York, New York (the “Depository”). The Secured Overnight Financing Rate is filtered by the New York Federal Reserve to remove a portion of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that the Secured Overnight Financing Rate is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as general collateral finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of the Depository. If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. The Secured Overnight Financing Rate would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its trading desk of primary dealers’ repo borrowing activity. Such daily survey may include information reported by the Underwriters (as defined herein) or their affiliates. The New York Federal Reserve notes on its publication page for the Secured Overnight Financing Rate that use of the Secured Overnight Financing Rate is subject to important limitations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the Secured Overnight Financing Rate at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes the Secured Overnight Financing Rate on its website at approximately 8:00 A.M., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of the Secured Overnight Financing Rate but on that same day, the Secured Overnight Financing Rate and the accompanying summary statistics may be republished at approximately 2:30 P.M., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

As the Secured Overnight Financing Rate is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. With respect to the Floating Rate Notes, the interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or the Secured Overnight Financing Rate data that the New York Federal Reserve may publish after the interest rate for such Interest Period has been determined. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Floating Rate Notes and the trading prices of the Floating Rate Notes.

SOFR Index

The SOFR Index is published by the New York Federal Reserve and measures the cumulative impact of compounding the Secured Overnight Financing Rate on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of the Secured Overnight Financing Rate. The SOFR Index value reflects the effect of compounding the Secured Overnight Financing Rate each business day and allows the calculation of compounded Secured Overnight Financing Rate averages over custom time periods.

The New York Federal Reserve notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice.

Disclaimer Regarding the Secured Overnight Financing Rate and SOFR Index

The New York Federal Reserve began to publish the Secured Overnight Financing Rate in April 2018. The New York Federal Reserve has also begun publishing historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, since the Secured Overnight Financing Rate is a relatively new market index, the Floating Rate Notes will likely have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to the Secured Overnight Financing Rate, such as the spread over the index reflected in interest rate provisions, may evolve over time, and, as a result, trading prices of the Floating Rate Notes may be lower than those of later-issued indexed debt securities as a result. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The information contained in this section is based upon the New York Federal Reserve’s Website and other U.S. Government sources.

DESCRIPTION OF THE NOTES

General

We provide information to you about the Notes in three separate documents:

•	this pricing supplement which specifically describes the Notes being offered;

•	the accompanying prospectus supplement which describes the Company’s Medium-Term Notes, Series B; and

•	the accompanying prospectus which describes generally the debt securities of the Company.

This description supplements, and, to the extent inconsistent, supersedes, the description of the general terms and provisions of the debt securities found in the accompanying prospectus and the Company’s Medium-Term Notes, Series B described in the accompanying prospectus supplement.

Terms of the Notes

The Notes:

•	will be our unsecured general obligations,

•	will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding,

•	will be considered part of the same series of notes as any of our other Medium-Term Notes, Series B previously issued or issued in the future,

•	will not be subject to mandatory redemption or repayment at your option,

•	will be issued in minimum denominations of $2,000 and integral multiples of $1,000 above that amount, and

•	will be denominated in U.S. dollars.

The Floating Rate Notes

The following description is a summary of certain provisions of the Floating Rate Notes:

Principal Amount: $

Trade Date: January        , 2021

Original Issue Date: January        , 2021

Stated Maturity Date:         , 2024

Interest Calculation: Regular Floating Rate Note

Interest Payment Dates: Each        ,       ,       and       , beginning on       , 2021 and ending on the Stated Maturity Date

Interest Rate Basis: Compounded SOFR (as defined below under “—Additional Terms of the Floating Rate Notes”)

Initial Interest Rate: The initial interest rate will be based on Compounded SOFR determined on     , 2021 plus the Floating Rate Spread, accruing from January        , 2021

Initial Interest Reset Date:        , 2021

Interest Reset Dates: Each Interest Payment Date

Interest Reset Period: Quarterly

Interest Determination Date: The second U.S. Government Securities Business Day preceding each Interest Reset Date

Interest Period: The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Original Issue Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Stated Maturity Date) (the “latter Interest Payment Date”)

Floating Rate Spread: +         %

Minimum Interest Rate: 0.000%

Index Currency: U.S. Dollars

Day Count Convention: Actual/360

Business Day Convention: Modified Following, adjusted

Business Days: New York and U.S. Government Securities Business Day

Calculation Agent: Deutsche Bank Trust Company Americas

CUSIP / ISIN:     /

The 2024 Fixed Rate Notes

The following description is a summary of certain provisions of the 2024 Fixed Rate Notes:

Principal Amount: $

Trade Date: January        , 2021

Original Issue Date: January        , 2021

Stated Maturity Date:      , 2024

Interest:      % per annum from January        , 2021

Interest Payment Dates: Each      and      , beginning on      , 2021 and ending on the Stated Maturity Date

Day Count Convention: 30/360

Business Day Convention: Following, unadjusted

Business Days: New York

CUSIP / ISIN:     /

The 2026 Fixed Rate Notes

The following description is a summary of certain provisions of the 2026 Fixed Rate Notes:

Principal Amount: $

Trade Date: January        , 2021

Original Issue Date: January        , 2021

Stated Maturity Date:      , 2026

Interest:      % per annum from January        , 2021

Interest Payment Dates: Each      and      , beginning on      , 2021 and ending on the maturity date

Day Count Convention: 30/360

Business Day Convention: Following, unadjusted

Business Days: New York

CUSIP / ISIN:     /

The 2031 Fixed Rate Notes

The following description is a summary of certain provisions of the 2031 Fixed Rate Notes:

Principal Amount: $

Trade Date: January        , 2021

Original Issue Date: January        , 2021

Stated Maturity Date:       , 2031

Interest:      % per annum from January        , 2021

Interest Payment Dates: Each       and       , beginning on        , 2021 and ending on the maturity date

Day Count Convention: 30/360

Business Day Convention: Following, unadjusted

Business Days: New York

CUSIP / ISIN:      /

Additional Terms of the Floating Rate Notes

The Interest Rate Basis for the Floating Rate Notes is Compounded SOFR.

The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) Interest Rate (Compounded SOFR plus Floating Rate Spread) for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360.

“Compounded SOFR” means, with respect to any Interest Period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point e.g., 9.876541% (or ..09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)):

where:

“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the latter Interest Payment Date relating to such Interest Period; and

“dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).

For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)	the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 P.M., New York City time, on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in (1) above at the SOFR Determination Time, then:

(i).	if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or

(ii).	if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Secured Overnight Financing Rate, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“Secured Overnight Financing Rate” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.

SOFR Index Unavailable:

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be the Secured Overnight Financing Rate published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.

Effect of a Benchmark Transition Event:

If we or our designee determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by us or our designee pursuant to this section, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1)	will be conclusive and binding absent manifest error;

(2)	will be made in our or our designee’s sole discretion; and

(3)	notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date.

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)	the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA” means the International Swaps and Derivatives Association, Inc.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means the period from and including two U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Original Issue Date to but excluding the two U.S. Government Securities Business Days preceding the first Interest Payment Date.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“U.S. Government Securities Business Day” means a day other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government securities.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Optional Redemption

The Floating Rate Notes and the 2024 Fixed Rate Notes are not subject to optional redemption.

The 2026 Fixed Rate Notes and the 2031 Fixed Rate Notes will be redeemable before their maturity, in whole or in part, at our option at any time, at a “make-whole” redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus        basis points in the case of the 2026 Fixed Rate Notes and         basis points in the case of the 2031 Fixed Rate Notes, plus in each case accrued and unpaid interest thereon to the date of redemption.

“Comparable Treasury Issue” means, with respect to the Notes to be redeemed, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Calculation Agent after consultation with us.

“Reference Treasury Dealer” means each of BNP Paribas Securities Corp., Citigroup Global Markets Inc., a primary U.S. Government securities dealer selected by ING Financial Markets LLC, Morgan Stanley & Co. LLC and a primary U.S. Government securities dealer selected by SMBC Nikko Securities America, Inc., or their respective affiliates; provided, however, that if any of the foregoing or their affiliates cease to be a primary U.S. Government securities dealer in the United States, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation

Agent by such Reference Treasury Dealer at 3:30 P.M., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue additional notes having the same ranking, interest rate, interest rate basis, number of basis points to be added to or subtracted from the related interest rate basis, maturity and other terms as a particular tranche of the Notes, as applicable, except for (1) the issue date, (2) the issue price and (3) the first interest payment date. Additional notes will be considered part of the same series of notes as the Notes and any of our other Medium-Term Notes, Series B previously issued or issued in the future. We also may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue additional debt securities under the indenture ranking equally with the Notes and our other Medium-Term Notes, Series B.

Book-Entry Notes and Form

Each tranche of the Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued, unless the Depository discontinues providing its services as depository with respect to the Global Notes at any time and a successor depository is not obtained or unless we so determine in our sole discretion. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depository, including Euroclear Bank SA/NV and Clearstream Banking, S.A.

Settlement Date

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the third U.S. business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required by virtue of the fact that the Notes initially will settle in three business days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

UNITED STATES FEDERAL TAXATION

As discussed in the section of the accompanying prospectus supplement entitled “United States Federal Taxation,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the Notes and to the payment of gross proceeds of a disposition (including a retirement) of the Notes. However, regulations proposed by the U.S. Treasury Department in December 2018 would eliminate the requirement under “FATCA” of withholding on payments of gross proceeds (other than amounts treated as interest). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

UNDERWRITING

Under the terms and subject to the conditions set forth in a terms agreement dated January        , 2021 (the “Terms Agreement”), between us and the underwriters named below (the “Underwriters”), incorporating the terms of a distribution agreement dated as of January 25, 2018, between us and the agents named in the accompanying prospectus supplement (the “Distribution Agreement”), we have agreed to sell to the Underwriters, and the Underwriters have severally and not jointly agreed to purchase, as principals, the respective principal amounts of the Notes set forth below opposite their names.

Underwriter	Principal Amount of the Floating Rate Notes	Principal Amount of the 2024 Fixed Rate Notes	Principal Amount of the 2026 Fixed Rate Notes	Principal Amount of the 2031 Fixed Rate Notes
BNP Paribas Securities Corp.	$	$	$	$
Citigroup Global Markets Inc.
ING Financial Markets LLC
Morgan Stanley & Co. LLC
SMBC Nikko Securities America, Inc.
Total	$	$	$	$

No series of Notes will have an established trading market when issued. The Underwriters may from time to time make a market in the Notes of any series but are not obligated to do so and may cease at any time. Neither we nor the Underwriters can assure you that any trading market for the Notes will be liquid.

The Notes sold by the Underwriters to the public will initially be offered at the applicable public offering prices set forth on the cover page of this pricing supplement. Any Notes sold by the Underwriters to dealers may be sold at the applicable public offering prices less a concession not to exceed (i)       % of the principal amount of the Floating Rate Notes, (ii)      % of the principal amount of the 2024 Fixed Rate Notes, (iii)      % of the principal amount of the 2026 Fixed Rate Notes and (iv)      % of the principal amount of the 2031 Fixed Rate Notes. The Underwriters may allow, and dealers may reallow, a concession not to exceed (i)       % of the principal amount of the Floating Rate Notes, (ii)        % of the principal amount of the 2024 Fixed Rate Notes, (iii)        % of the principal amount of the 2026 Fixed Rate Notes and (iv)      % of the principal amount of the 2031 Fixed Rate Notes. After the initial offering of the Notes to the public, Morgan Stanley & Co. LLC, on behalf of the Underwriters, may change the public offering prices and concessions of the Notes. The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

In connection with the offering, BNP Paribas Securities Corp., Citigroup Global Markets Inc., ING Financial Markets LLC, Morgan Stanley & Co. LLC and SMBC Nikko Securities America, Inc., on behalf of the Underwriters, are permitted to engage in certain transactions that stabilize the prices of the Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the Notes. If the Underwriters create a short position in the Notes in connection with the offering by selling more Notes than they have purchased from us, then the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the prices of the Notes to be higher than in the absence of these purchases. The Underwriters are not required to engage in these activities, and may end any of these activities at any time. Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes.

We may enter into hedging transactions in connection with the issuance of the Notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, any of the Underwriters or an affiliate of that Underwriter. The applicable Underwriter and its affiliates may receive compensation, trading gain or other benefits in connection with these hedging transactions and the hedging transactions described below.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, investment banking, commercial banking and other services for the issuer in the ordinary course of business, for which they received or will receive in the future customary fees and commissions.

In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with us or our affiliates routinely hedge, and certain other of those Underwriters or their affiliates may hedge, their credit exposure to us and our affiliates consistent with their customary risk management policies. A typical hedging strategy would include these Underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or those of our affiliates, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the Notes offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of these liabilities. We have also agreed to reimburse each of the Underwriters for certain expenses.

Selling Restrictions

Japan

Each of the Underwriters has severally agreed that it will not offer or sell any of the Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan and any branch or other office in Japan of a corporation or other entity organized under the laws of any foreign state), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of the Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the PRIIPs Regulation. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the EUWA or have been implemented in UK domestic law, as appropriate.

This pricing supplement and the accompanying prospectus supplement and prospectus are for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Promotion Order, (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This pricing supplement and the accompanying prospectus supplement and prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing supplement and the accompanying prospectus supplement and prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289) of Singapore (“SFA”). Accordingly, each Joint Book-Running Manager and Co-Manager has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this pricing supplement and the accompanying prospectus supplement and prospectus, or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the Notes pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor (as defined in Section 4A of the SFA) or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation), or Section 276(4)(i)(B) of the SFA (in the case of that trust); (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of the Issuer’s obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

Neither this pricing supplement nor the accompanying prospectus supplement and prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this pricing supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the Underwriters from time to time.